Exhibit 99.1

BALL CORPORATION TO SELL INTEREST IN BALL-FOSTER GLASS CONTAINER CO.

             MUNCIE, Ind., Sept. 16, 1996 -- Ball Corporation (NYSE: BLL) announced today that it will sell its 42-percent interest in Ball-Foster Glass Container Co., L.L.C. to Compagnie de Saint-Gobain for approximately $190 million.

             A definitive agreement has been reached for the transaction, which, subject to regulatory filings, is expected to close before the end of the year. Ball will record a gain on the sale.

             Ball and Saint-Gobain established Ball-Foster as a new joint-venture company in 1995 to acquire the glass manufacturing operations of both Ball Glass Container Corporation and Foster-Forbes, then a unit of Pechiney, S.A. Ball retained a 42-percent interest in Ball-Foster, held through two Ball subsidiaries. Saint-Gobain received the other 58 percent of Ball-Foster, which is a glass container manufacturer. Under the agreement creating Ball-Foster, Ball's glass subsidiaries had a right to put their interest in Ball-Foster to Saint-Gobain on a formula basis beginning in 1998.

             "The Ball-Foster transaction allows us to accelerate the strategic redeployment of assets we began several years ago," said George
A. Sissel, Ball's chairman, president and chief executive officer. "The puts and calls in the Ball-Foster agreement meant we almost certainly would exit the U.S. glass container business by around the turn of the century. Today's announcement means we can accomplish that earlier."

             Ball also said its third quarter results would likely not meet its earlier expectations, due largely to lower than anticipated beverage can shipments, the negative effects of declines in aluminum prices, and lower food can shipments attributable to a later than forecast food pack.

             Regarding the third quarter, Sissel said, "While we had expected results from continuing operations to exceed last year's third quarter, it now appears that will not be the case. In addition to the pressures on our North American can businesses, somewhat higher costs associated with startups in our new PET plastic container business and with our new international can manufacturing joint ventures are having a negative impact on our third quarter.

             "Nevertheless, we continue to make consistent progress in implementing our growth strategies, as evidenced by the Ball-Foster sale," Sissel said. "In addition to the sale, we have opened three new can plants in China in recent months, have beverage can and end plants under construction in Brazil and Thailand, and are building our fourth PET container plant in Ames, Iowa. We said 1996 would be a year of transition and building from a company primarily in mature markets to one in growth markets, and that continues to be the case."

             Ball Corporation manufactures metal and plastic packaging, primarily for foods and beverages, and provides aerospace and other technologies to government and commercial customers. The company reported sales of $2.6 billion in 1995.

                                    ###

Note: This news release may contain forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily projections which are subject to change upon the occurrence of certain events which may affect the business, many of which are set forth in the company's 8-K report filed with the Securities and Exchange Commission on July 16, 1996.

12/96
Media Contact: Scott McCarty, days at 317/747-6175, nights at
317/284-2351, smccarty@ball.com;
Investor Contact: Doug Poling, days at 317/747-6165, nights at
317/287-8470, dpoling@ball.com

Ball Corporation Home Page: http:\\www.ball.com